Exhibit 99.4

Senior Care Centers, LLC

Consolidated Balance Sheets (Unaudited)

September 30, 2016 & 2015

	2016	2015
ASSETS
CURRENT ASSETS
Cash	$5,677,648	$10,960,774
Restricted Cash - Lease Escrow	22,399,424	18,361,584
Accounts Receivable, Net	137,449,691	129,529,175
Inventory	2,577,800	1,495,000
Prepaids	2,725,219	2,416,488
Deposits	9,990,136	10,380,795
Total Current Assets	180,819,918	173,143,816

LONG TERM ASSETS
Restricted Cash - Certificate of Deposits	2,073,473	2,069,013
Leasehold Improvements, Equipment & Transportation, Net of Accumulated Depreciation	35,014,163	25,669,829
Project in Process (Capital)	2,606,454	2,493,975
Debt Issuance Costs	1,603,646	422,447
Goodwill	23,814,280	24,357,720
Intangible Assets, Net	22,867,059	26,738,254
Minority Interest Investment	2,343,805	4,333,463
Other Long Term Assets	11,976	59,881
Total Long Term Assets	90,334,856	86,144,582

Total Assets	$271,154,774	$259,288,398

LIABILITIES & MEMBERS’ EQUITY
LIABILITIES

CURRENT LIABILITIES
Current Maturities of Long Term Debt	$10,289,852	$11,426,699
Accounts Payable	35,760,359	19,454,910
Accrued Interest	354,020	200,969
Accrued Expenses	39,907,240	37,010,987
Salaries and Payroll Taxes	20,675,966	20,120,050
Other Taxes Payable	10,379,054	9,542,867
Short-Term Debt	5,000,000	—
IBNR Claims Payable	5,005,613	2,845,029
Assisted Living Deposits	9,030	16,171
Total Current Liabilities	127,381,134	100,617,682

LONG TERM LIABILITIES
Capital Lease Liability	17,516,627	9,576,617
Working Capital Line of Credit	62,289,457	65,712,098
Term Loan	18,813,633	34,750,000
Unfavorable Leases, Net	5,703,011	10,109,330
Deferred Lease	30,198,677	21,224,655
Total Long Term Liabilities	134,521,405	141,372,700

Total Liabilities	261,902,539	241,990,382

MEMBERS’ EQUITY

LLC Membership Interests	13,500,000	13,500,000
Paid In Capital	(935,236)	(935,236)
Distributions To Members:
Dividends - Class “A” Pref.	(13,874,547)	(11,542,225)
Dividends - Class “A”	(1,107,436)	(1,107,436)
Dividends - Founders	(3,170,146)	(3,170,146)
Retained Earnings	22,839,448	4,922,945
Current Year Net Income	(7,999,848)	15,630,114
Total Members’ Equity	9,252,235	17,298,016

Total Liabilities and Members’ Equity	$271,154,774	$259,288,398

Senior Care Centers, LLC

Consolidated Statements of Operations (Unaudited)

Quarters and Nine-Months Ended September 30, 2016 & 2015

	3rd QTR	3rd QTR	YTD Sep	YTD Sep
	2016	2015	2016	2015
INCOME
Total Revenue All Facilities	$211,669,834	$199,447,661	$642,060,375	$497,699,157
Total Revenue SRS Rehabilitation	29,305,593	29,935,460	90,497,658	79,355,244
Total Revenue SRS Louisiana Rehabilitation	2,759,167	831,913	8,128,773	831,913
Total Revenue MBS Pharmacy	17,406,135	10,319,185	44,232,823	18,743,877
Total Revenue Nicoya Health	133,190	162,881	388,079	162,881
Total Revenue Hospice	1,992,353	669,957	5,531,923	669,957
Total Revenue SCC Management	13,256,608	12,235,919	40,672,837	33,744,415
Intercompany Revenue Elimination	(45,163,945)	(42,088,701)	(135,905,246)	(96,110,023)
Total Revenue	231,358,935	211,514,275	695,607,222	535,097,421

OPERATING EXPENSES
Nursing	69,025,696	64,217,726	208,584,399	155,590,931
Consultants	1,661,184	1,603,911	5,071,904	3,682,743
Training and Activities	3,788,714	3,285,668	11,422,485	8,140,321
Ancillaries	73,008,277	65,559,948	217,671,229	160,360,562
Laundry and Housekeeping	6,866,981	6,344,816	20,673,220	15,671,982
Dietary Expenses	14,288,320	12,748,367	42,611,164	31,043,188
Building and Equipment	3,890,773	3,518,901	11,676,341	8,291,912
Operations and Maintenance	11,434,596	9,453,927	31,381,996	22,107,177
Administrative	48,047,395	41,497,870	145,558,408	105,659,394
Uncollectable Accounts	4,414,547	1,890,264	13,046,084	8,698,032
Other Expense	954,784	1,210,119	3,623,237	2,582,730
Intercompany Expense Elimination	(45,163,945)	(42,088,701)	(135,905,246)	(96,110,023)
Total Operating Expenses	192,217,322	169,242,816	575,415,221	425,718,949

EBITDAR	39,141,613	42,271,459	120,192,001	109,378,472
EBITDAR MARGIN	16.92%	19.99%	17.28%	20.44%

Lease Expense	34,793,403	32,486,371	107,416,537	79,491,903

EBITDA	4,348,210	9,785,088	12,775,464	29,886,569
EBITDA MARGIN	1.88%	4.63%	1.84%	5.59%

Depreciation	1,789,413	1,502,132	5,434,284	3,314,535
Amortization	446,960	79,955	867,892	231,530
Margin Tax	446,145	403,777	828,078	982,988
Interest	2,276,316	1,421,115	6,097,364	2,983,539
Minority Interest	—	—	—	409,503
Deferred Lease Expense	2,078,133	1,858,741	6,814,222	3,930,393
Start-up Cost	421,024	650,570	733,472	2,403,967
Total Non-Operating Expense	7,457,991	5,916,290	20,775,312	14,256,455

Net Income/(Loss)	$(3,109,781)	$3,868,798	$(7,999,848)	$15,630,114
NET INCOME MARGIN	(1.34)%	1.83%	(1.15)%	2.92%

Senior Care Centers, LLC

Consolidated Statements of Cash Flows (Unaudited)

Quarters and Nine-Months Ended September 30, 2016 & 2015

	3rd QTR	3rd QTR	YTD Sep	YTD Sep
	2016	2015	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income/(Loss)	$(3,109,781)	$3,868,798	$(7,999,848)	$15,630,114

ADJUSTMENTS TO RECONCILE NET INCOME/(LOSS) TO NET CASH PROVIDED BY/(USED IN) OPERATIONS:
Provision for Uncollectible A/R	4,414,547	1,890,264	13,046,084	8,698,032
Depreciation and Amortization	2,236,373	1,582,087	6,302,176	3,546,065

OPERATING CHANGES IN ASSETS AND LIABILITIES:
Resident Accounts Receivable	(1,877,302)	(9,719,956)	12,796,181	(61,476,487)
Inventory	(332,570)	(844,686)	(966,019)	(635,527)
Other Accounts Receivable	142,702	209,180	(1,257,439)	3,492,228
Other Assets	1,056,048	(4,283,328)	4,959,244	(2,193,051)
Due to/Due From 3rd Parties	—	—	—	311,595
Prepaid Expenses	1,411,022	1,760,357	(1,903,764)	(2,729,158)
A/P and Accrued Expenses	10,175,963	3,148,455	9,055,383	32,967,761

NET CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES	14,117,002	(2,388,829)	34,031,998	(2,388,428)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Property and Equipment	(3,100,989)	(2,908,125)	(7,727,532)	(8,851,688)
Net Deposits of Restricted Cash	(3,461,635)	(2,686,888)	(1,932,053)	(5,017,430)
Acquisitions	—	(18,557,956)	—	(58,589,206)

NET CASH USED IN INVESTING ACTIVITIES	(6,562,624)	(24,152,969)	(9,659,585)	(72,458,324)

CASH FLOWS FROM FINANCING ACTIVITIES
Working Line of Credit	(8,000,000)	806,825	(19,939,805)	47,859,632
Loans	(4,168,183)	18,750,000	(10,586,367)	43,750,000
Short Term Debt	—	—	5,000,000	—
Long Term Debt	—	—	(625,000)	(1,875,000)
Cash Paid for Financing Costs	(200,000)	(419,921)	(693,162)	(1,919,921)
Capital Lease Obligations	(270,146)	(184,667)	(4,441)	(888,012)
Dividends Paid	(311,644)	(1,390,542)	(938,356)	(3,452,361)
Minority Interest	—	—	—	(1,321,180)
Contributed Capital Harden	—	—	—	(4,248,767)

NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES	(12,949,973)	17,561,695	(27,787,131)	77,904,391

NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	(5,395,595)	(8,980,103)	(3,414,718)	3,057,639

CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	11,073,243	19,940,877	9,092,366	7,903,135

CASH AND EQUIVALENTS AT END OF PERIOD	$5,677,648	$10,960,774	$5,677,648	$10,960,774